Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

WAYNE FARMS, INC.

Pursuant to Sections 228, 242 and 245 of the

General Corporation Law of the State of Delaware

Wayne Farms, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

1.           The name of the Corporation is Wayne Farms, Inc.  The original certificate of incorporation of the Corporation was filed with the office of the Secretary of State of the State of Delaware (the “Delaware Secretary”) on March 4, 2015.

2.           This Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors of the Corporation (the “Board of Directors”) in accordance with Section 228, Section 242 and Section 245 of the DGCL.

3.           This Amended and Restated Certificate of Incorporation restates and integrates and further amends the certificate of incorporation of the Corporation, as heretofore amended or supplemented.

4.           Effective as of the date of its filing with the Delaware Secretary, the text of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

    FIRST:              The name of the Corporation is Wayne Farms, Inc.

    SECOND:         The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801.  The name of its registered agent at that address is The Corporation Trust Company.

    THIRD:             The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the DGCL.

    FOURTH:         (1)           Authorized Capital Stock.  The total number of shares of all classes of stock that the Corporation shall have authority to issue is [●], consisting of (i) [●] shares of Class A common stock, par value $$0.00001 per share (the “Class A Common Stock”); (ii) [●] shares of Class B common stock, par value $0.00001 per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”); and (iii) [●] shares of preferred stock, par value $0.01 per share (the “Preferred Stock”).  The number of authorized shares of any of the Class A Common Stock, Class B Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the shares entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Class A Common Stock, Class B Common Stock or Preferred Stock voting separately as a class shall be required therefor.

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(2)          Common Stock.  The powers, preferences, and rights and the qualifications, limitations, and restrictions of the Class A Common Stock and the Class B Common Stock are as follows:

(a)          Voting Rights.  Except as otherwise required by the DGCL or as provided by or pursuant to the provisions of this Amended and Restated Certificate of Incorporation:

(i)           Each holder of Class A Common Stock shall be entitled to one (1) vote for each share of Class A Common Stock held of record by such holder.  The holders of shares of Class A Common Stock shall not have cumulative voting rights.

(ii)          Each holder of Class B Common Stock shall be entitled to one (1) vote for each share of Class B Common Stock held of record by such holder.  The holders of shares of Class B Common Stock shall not have cumulative voting rights.

(iii)         Except as otherwise required in this Amended and Restated Certificate of Incorporation or by applicable law, the holders of Class A Common Stock and Class B Common Stock shall vote together as a single class on all matters on which stockholders are generally entitled to vote (or, if any holders of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with such holders of Preferred Stock).

(iv)         In addition to any other vote required in this Amended and Restated Certificate of Incorporation or by applicable law, the holders of Class A Common Stock and Class B Common Stock shall each be entitled to vote separately as a class only with respect to amendments to this Amended and Restated Certificate of Incorporation that increase or decrease the par value of the shares of such class, or alter or change the powers, preferences, or special rights of the shares of such class so as to affect them adversely.

(b)          Dividends.

(i)           Subject to any other provisions of this Amended and Restated Certificate of Incorporation, as it may be amended from time to time, holders of shares of Class A Common Stock shall be entitled to receive ratably, in proportion to the number of shares held by them, such dividends and other distributions in cash, stock, or property of the Corporation when, as, and if declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.

(ii)          Holders of shares of Class B Common Stock shall not be entitled to receive any dividends and other distributions in cash, stock, or property of the Corporation payable or to be made on outstanding shares of Class A Common Stock.

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(c)           Liquidation, Dissolution, etc.  In the event of any liquidation, dissolution, or winding up (either voluntary or involuntary) of the Corporation, after payments to creditors of the Corporation that may at the time be outstanding and subject to the rights of any holders of Preferred Stock that may then be outstanding, holders of shares of Class A Common Stock shall be entitled to receive ratably, in proportion to the number of shares of Class A Common Stock held by them, all remaining assets and funds of the Corporation available for distribution.

(d)           Reclassification.  Neither the Class A Common Stock nor the Class B Common Stock may be subdivided, consolidated, reclassified, or otherwise changed unless contemporaneously therewith the other class of Common Stock, the limited liability company interests in Wayne Farms LLC, a Delaware limited liability company (“Wayne Farms LLC”)  designated as “Company Class A Common Units (the “LLC Class A Common Units”) and the limited liability company interests in the LLC designated as “Company Class B Common Units (the “LLC Class B Common Units”) are each subdivided, consolidated, reclassified, or otherwise changed in the same proportion and in the same manner.

(e)           Exchange.  The holder of each LLC Class B Common Unit shall, pursuant to terms and subject to the conditions of the LLC Agreement, have the right to exchange such LLC Class B Common Unit for one fully paid and nonassessable share of Class A Common Stock on and subject to the terms and conditions set forth hereunder and in the LLC Agreement.

(i)           In connection with such exercise of the exchange privilege under the LLC Agreement, the Corporation shall (unless and to the extent Wayne Farms LLC has elected in accordance with the terms and provisions of the LLC Agreement to pay cash in lieu of shares of Class A Common Stock) issue to Wayne Farms LLC a number of shares of Class A Common Stock, as requested by Wayne Farms LLC, in exchange for an equal number of LLC Class A Common Units, provided that the aggregate number of shares of Class A Common Stock issued shall not exceed the number of LLC Class B Common Units surrendered to Wayne Farms LLC by the exchanging member of Wayne Farms LLC.

(ii)          Concurrently with such exercise of the exchange privilege under the LLC Agreement with respect to any LLC Class B Common Units that were held by a holder of Class B Common Stock, a number of shares of Class B Common Stock held by such holder equal to the number of LLC Class B Common Units exchanged shall automatically, without further action, be cancelled.  All such shares of Class B Common Stock that shall have been automatically cancelled as herein provided shall be retired and resume the status of authorized and unissued shares of Class B Common Stock, and all rights of the holder with respect to such shares, including the rights, if any, to receive notices and to vote, shall thereupon cease and terminate.  No fractional shares of Class A Common Stock shall be issued upon conversion of the shares of Class B Common Stock.  In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay to the holder cash equal to the Value (as such term is defined in the LLC Agreement) of the fractional shares of Class A Common Stock.

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(iii)         Such number of shares of Class A Common Stock as may from time to time be required for exchange pursuant to the terms of Clause 2(e)(ii) of this Article FOURTH shall be reserved for issuance upon exchange of outstanding LLC Class B Common Units.

(f)            Transfers. No holder of shares of Class B Common Stock shall sell, pledge, convey, hypothecate, assign or otherwise transfer (“Transfer”) any such share of Class B Common Stock to any Person, unless a like number of LLC Class B Common Units are concurrently Transferred to such Person in accordance with the terms of the LLC Agreement.  The term “Person” means any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.

(g)           No Preemptive or Subscription Rights.  No holder of shares of Common Stock shall be entitled to preemptive or subscription rights.

(3)           Preferred Stock.

(a)           The Board of Directors is expressly authorized, subject to the limitations set forth in the Stockholders’ Agreement, to provide, out of the unissued shares of Preferred Stock, for the issuance of all or any shares of the Preferred Stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such distinctive designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series and as may be permitted by the DGCL, including, without limitation, the authority to provide that any such class or series may be (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions.

(b)           Except as otherwise required in this Amended and Restated Certificate of Incorporation or by applicable law, holders of a series of Preferred Stock shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Amended and Restated Certificate of Incorporation (including any certificate of designations relating to such series).

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(4)           Power to Sell and Purchase Shares.  Subject to the requirements of applicable law, the Corporation shall have the power to issue and sell all or any part of any shares of any class of stock herein or hereafter authorized to such Persons, and for such consideration, as the Board of Directors shall from time to time, in its discretion, determine, whether or not greater consideration could be received upon the issue or sale of (i) the same number of shares of such class from another Person or (ii) the same number of shares of another class, and as otherwise permitted by law; provided, however, that the Corporation shall only be permitted to issue and sell shares any class of stock to the extent such issuance and sale complies with the LLC Agreement.  Subject to the requirements of applicable law, the Corporation shall have the power to purchase any shares of any class of stock herein or hereafter authorized from such Persons, and for such consideration, as the Board of Directors shall from time to time, in its discretion, determine, whether or not less consideration could be paid upon the purchase of (i) the same number of shares of such class from another Person or (ii) the same number of shares of another class, and as otherwise permitted by law.  In the event that the Corporation determines to repurchase any shares of Class A Common Stock, the Corporation shall, as the managing member of Wayne Farms LLC, cause Wayne Farms LLC to repurchase from the Corporation an equal number of LLC Class A Common Units and the proceeds received by the Corporation from Wayne Farms LLC in such repurchase shall be used by the Corporation to fund the Corporation’s repurchase of shares of Class A Common Stock.

  FIFTH:                   The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation, and regulation of the powers of the Corporation and of its directors and stockholders:

(1)           The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

(2)           The directors shall have concurrent power with the stockholders to make, alter, amend, change, add to, or repeal the By-Laws of the Corporation (the “By-Laws”).

(3)           The Board of Directors shall consist of not less than three (3) nor more than twenty (20) members, the exact number of which shall be fixed from time to time by resolution adopted by the affirmative vote of a majority of the Board of Directors then in office.  Election of directors need not be by written ballot unless the By-Laws so provide.

(4)           A director shall hold office until the annual meeting for the year in which his term expires and until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification, or removal from office.  Any director may resign at any time in accordance with the By-Laws.

(5)           Subject to the terms of any one or more classes or series of Preferred Stock, any vacancy on the Board of Directors that results from an increase in the number of directors may be filled only by a majority of the Board of Directors then in office, provided that a quorum is present, and any other vacancy occurring on the Board of Directors may be filled only by a majority of the Board of Directors then in office, even if less than a quorum, or by a sole remaining director.  Any director elected to fill a vacancy resulting from an increase in the number of directors shall hold office for a term that shall coincide with the remaining term of the other directors.  Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor.  Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies, and other features of such directorships shall be governed by the terms of this Amended and Restated Certificate of Incorporation applicable thereto.

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(6)           Subject to the rights, if any, of the holders of shares of Preferred Stock then outstanding, and subject to the Stockholders’ Agreement, any or all of the directors of the Corporation may be removed from office at any time, with or without cause, by the affirmative vote of the holders of at least sixty six and two-thirds percent (66 2/3%) of the voting power of the shares entitled to vote in connection with the election of the directors of the Corporation; provided that at any time the Class B Condition is satisfied, any or all of the directors of the Corporation may be removed from office at any time, with or without cause, by the affirmative vote of the holders of a majority of the voting power of the shares entitled to vote in connection with the election of the directors of the Corporation.  The vacancy or vacancies in the Board of Directors caused by any such removal shall be filled as provided in Clause (5) of this Article FIFTH.

(7)           No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that to the extent required by the provisions of Section 102(b)(7) of the DGCL or any successor statute, or any other laws of the State of Delaware, this provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.  If the DGCL is amended after the date of this Amended and Restated Certificate of Incorporation to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided in this Amended and Restated Certificate of Incorporation, shall be limited to the fullest extent permitted by the DGCL, as so amended.  Any repeal or modification of this Clause (7) of Article FIFTH shall not adversely affect any limitation on the personal liability or any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

(8)           In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Amended and Restated Certificate of Incorporation, and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors that would have been valid if such By-Laws had not been adopted.

  SIXTH:                   Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide.  The books of the Corporation may be kept (subject to any provision contained in the DGCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws.

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  SEVENTH:            Unless otherwise required by law, Special Meetings of Stockholders, for any purpose or purposes, may be called (i) by the Chairman of the Board of Directors, if there be one, (ii) by the Chief Executive Officer of the Corporation at the request in writing of (a) directors constituting a majority of the entire Board of Directors or (b) a committee of the Board of Directors that has been duly designated by the Board of Directors and whose powers and authority include the power to call such meetings, or (iii) so long as the Class B Condition is satisfied, by stockholders collectively holding a majority of the voting power of the shares entitled to vote in connection with the election of the directors of the Corporation.  If at any time the Class B Condition is not satisfied, then the ability of the stockholders to call a Special Meeting of Stockholders is hereby specifically denied.

  EIGHTH:               At any time that the Class B Condition is satisfied, any action required or permitted to be taken at any Annual or Special Meeting of Stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with Section 228 of the DGCL and the Corporation’s By-Laws.  If at any time the Class B Condition is not satisfied, then any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called Annual or Special Meeting of the Corporation, and the ability of the stockholders to consent in writing to the taking of any action is hereby specifically denied.

  NINTH:                 The Corporation shall not be governed by the provisions of Section 203 of the DGCL.

  TENTH:

(1)          In recognition and anticipation that (a) certain directors, principals, officers, employees and/or other representatives of Continental Grain Company (“CGC”) and its Affiliates  (as defined below) may serve as directors, officers or agents of the Corporation, (b) CGC and its Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, and (c) members of the Board of Directors who are not employees of the Corporation (“Non-Employee Directors”) and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article TENTH are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve any of CGC, the Non-Employee Directors or their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.

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(2)           None of (a) CGC or any of its Affiliates or (b) any Non-Employee Director (including any Non-Employee Director who serves as an officer of the Corporation in both his or her director and officer capacities) or his or her Affiliates (the Persons identified in (a) and (b) above being referred to, collectively, as “Identified Persons,” and, individually, as an “Identified Person”) shall, to the fullest extent permitted by law, have any duty to refrain from directly or indirectly (i) engaging in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates now engages or proposes to engage or (ii) otherwise competing with the Corporation or any of its Affiliates, and, to the fullest extent permitted by law, no Identified Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted by law, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in Clause 3 of this Article TENTH. Subject to Clause 3 of this Article TENTH, in the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, herself or himself and the Corporation or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no duty to communicate or offer such transaction or other business opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by law, shall not be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty as a stockholder, director or officer of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, or offers or directs such corporate opportunity to another Person.

(3)           The Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director (including any Non-Employee Director who serves as an officer of this Corporation) if such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of the Corporation, and the provisions of Clause 2 of this Article TENTH shall not apply to any such corporate opportunity.

(4)           In addition to and notwithstanding the foregoing provisions of this Article TENTH, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that (a) the Corporation is neither financially or legally able, nor contractually permitted to undertake, (b) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation or (c) is one in which the Corporation has no interest or reasonable expectancy.

(5)           For purposes of this Article TENTH, “Affiliate” shall mean (a) in respect of CGC, any Person that, directly or indirectly, is controlled by CGC, controls CGC or is under common control with CGC and shall include any principal, member, director, partner, stockholder, officer, employee or other representative of any of the foregoing (other than the Corporation and any entity that is controlled by the Corporation), (b) in respect of a Non-Employee Director, any Person that, directly or indirectly, is controlled by such Non-Employee Director (other than the Corporation and any entity that is controlled by the Corporation) and (c) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation.

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(6)           To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article TENTH.

  ELEVENTH:           The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by applicable law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his heirs, executors, and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his heirs, executors, or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors.  The right to indemnification conferred by this Article ELEVENTH shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition upon receipt by the Corporation of an undertaking by or on behalf of the director or officer receiving advancement to repay the amount advanced if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation under this Article ELEVENTH.

The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article ELEVENTH to directors and officers of the Corporation.

The rights to indemnification and to the advancement of expenses conferred in this Article ELEVENTH shall not be exclusive of any other right that any person may have or hereafter acquire under this Amended and Restated Certificate of Incorporation, the By-Laws, any statute, agreement, vote of stockholders or disinterested directors, or otherwise.

Any repeal or modification of this Article ELEVENTH by the stockholders of the Corporation shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

  TWELFTH:             The following terms, whenever used herein, shall have the following meanings for all purposes of this Amended and Restated Certificate of Incorporation:

  “beneficial ownership” shall have the meaning given to it in Section 13(d) under the Securities Exchange Act of 1934, as amended, and the rules thereunder, except that a person will be deemed to have “beneficial ownership” of all securities that person has the right to acquire, whether the right is exercisable immediately, only after the passage of time or only after the satisfaction of conditions and notwithstanding any right to pay cash in lieu of such securities.

  “LLC Agreement” shall mean the Second Amended and Restated Limited Liability Company Agreement of Wayne Farms LLC, dated as of [●], 2015, as amended, supplemented or restated, in each case in accordance with its terms.

  “Permitted Transferee” shall have the meaning specified in the LLC Agreement.

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  “Stockholders’ Agreement” shall mean the Stockholders’ Agreement, dated as of [●], 2015, by and among the Corporation and the stockholders of the Corporation party thereto, as amended, supplemented or restated, in each case in accordance with its terms.

  “Class B Condition” shall mean that CGC, together with its Permitted Transferees, maintains, directly or indirectly, beneficial ownership of at least a majority of the issued and outstanding Class A Common Stock (calculated, without duplication, on the basis that all issued and outstanding LLC Class B Common Units have been exchanged for shares of Class A Common Stock in accordance with the LLC Agreement), as adjusted for any stock split, stock dividend, reverse stock split, recapitalization, business combination, reclassification or similar event, in each case with such adjustment being determined by the Board of Directors.

  THIRTEENTH:

(1)           Subject to Clause (2) of this Article THIRTEENTH, the By-Laws may be amended, altered, changed or repealed, in whole or in part, either (i) by the affirmative vote of a majority of the entire Board of Directors, or (ii) without the approval of the Board of Directors, by the affirmative vote of the holders of at least a majority of the voting power of the shares entitled to vote in connection with the election of the directors of the Corporation.

(2)           Notwithstanding Clause (1) of this Article THIRTEENTH, or any other provision of the By-Laws (and in addition to any other vote that may be required by law), (i) any amendment, alteration or repeal, in whole or in part, of Section 2.3 (Special Meetings), Section 2.9 (Consent of Stockholders in Lieu of Meeting), Section 3.1 (Number and Election of Directors), Section 3.2 (Vacancies), Section 3.3 (Duties and Powers), Section 3.6 (Resignations and Removals of Directors) or Article IX of the By-Laws (collectively, the “Specified By-Laws”) as in effect immediately following the initial public offering of Common Stock (which, for the avoidance of doubt, would include the adoption of any provision as part of the By-Laws that is inconsistent with the purpose and intent of the Specified By-Laws), shall require the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the shares entitled to vote in connection with the election of the directors of the Corporation, and (ii) the ability of the Board of Directors to amend, alter or repeal the Specified By-Laws is specifically denied; provided that at any time that the Class B Condition is satisfied, the Specified By-Laws may be amended, altered or repealed, in whole or in part, by (x) the affirmative vote of a majority of the entire Board of Directors or (y) the affirmative vote of the holders of a majority of the voting power of the shares entitled to vote in connection with the election of the directors of the Corporation.

  FOURTEENTH:      Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, or employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation or any director, officer, or employee of the Corporation arising pursuant to any provision of the DGCL or the Corporation’s Certificate of Incorporation or By-Laws, or (iv) any action asserting a claim against the Corporation or any director, officer, or employee of the Corporation governed by the internal affairs doctrine of the State of Delaware; provided, however, that, in the event that the Court of Chancery of the State of Delaware lacks jurisdiction over any such action or proceeding, the sole and exclusive forum for such action or proceeding shall be another state or federal court located within the State of Delaware.  Failure to enforce the foregoing provisions would cause the Corporation irreparable harm and the Corporation shall be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions.  Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article FOURTEENTH.

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  FIFTEENTH:           The Corporation reserves the right, subject to the terms of the Stockholders Agreement, to amend, alter, change, or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation; provided, however, that, notwithstanding any other provision of this Amended and Restated Certificate of Incorporation (and in addition to any other vote that may be required by law), and subject to the Stockholders’ Agreement, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%)  of the combined voting power of the shares entitled to vote in connection with the election of directors of the Corporation shall be required to amend, alter, change, or repeal, or to adopt any provision as part of this Amended and Restated Certificate of Incorporation inconsistent with the purpose and intent of Articles FIFTH, EIGHTH, ELEVENTH, TWELFTH or FIFTEENTH of this Amended and Restated Certificate of Incorporation (the “Specified Articles”), except that as long as the Class B Condition is satisfied, the Specified Articles may be amended, altered or repealed, in whole or in part, by the affirmative vote of the holders of a majority of the voting power of the shares entitled to vote in connection with the election of the directors of the Corporation.

  SIXTEENTH:          If any provision in this Amended and Restated Certificate of Incorporation is determined to be invalid, void, illegal, or unenforceable, the remaining provisions of this Amended and Restated Certificate of Incorporation shall continue to be valid and enforceable and shall in no way be affected, impaired, or invalidated.

  SEVENTEENTH:    The Corporation is to have perpetual existence.

[Signature page follows]

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IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be duly executed on its behalf this [●] day of [●], 2015.

WAYNE FARMS, INC.

By:
Name:
Title: